Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and management's report on the effectiveness of internal control over financial reporting dated February 21, 2006, appearing in the 2005 Annual Report to Shareholders of Manpower Inc., which are incorporated by reference in the Annual Report on Form 10-K of Manpower Inc. for the year ended December 31, 2005.  We also consent to the incorporation by reference of our report dated February 21, 2006 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Milwaukee, WI

June 9, 2006